Press Release	Source: Titan Global Holdings, Inc.

Titan Global Holdings Oblio Telecom Unit Announces Settlement With AT&T
Monday October 15, 3:30 am ET

Oblio and AT&T Poised to Resume Long Term and Successful Strategic Relationship

DALLAS--(BUSINESS WIRE)--Titan Global Holdings, Inc. ("Titan") (OTCBB:TTGL - News), a high growth diversified holding company, announced today that Oblio Telecom, Inc., ("Oblio"), a unit of Titan's Communication Division, settled the Company's claims related to its previous payments of Universal Service Fees ("USF") to AT&T. Under the settlement, Titan will recognize a one-time gain of $7.2 million that the Company will apply to Oblio's trade debt. The settlement agreement amicably reconciles the dispute between Oblio and AT&T.

AT&T's new leadership, following AT&T's merger with SBC Communications, created an atmosphere for both companies to resolve this dispute and renew their relationship. As a result of the settlement, Oblio and AT&T prepaid can now negotiate a new comprehensive agreement that would enable both companies to resume their storied and successful long term relationship.

In the wake of recent and compelling changes in the competitive landscape related to the prepaid communications business, Oblio concluded that a strong relationship with AT&T was of great strategic importance to the Company and its customers.

StartTalk Inc., another unit of Titan's Communications Division that owns and leases telecommunications hardware for its network operations, will continue to expand its products to support Oblio and its other clients. A strategic relationship with AT&T and StartTalk will enable Oblio to exploit the strengths of each in the international prepaid telecommunications space.

"A renewed relationship with AT&T will give Oblio's distribution channels more options when deciding on which international communication prepaid products to distribute," said Kurt Jensen, President and Chief Executive Officer of Titan's Communications Division. "We expect AT&T prepaid products to be complimentary, not predatory, to those of our StartTalk unit."

"Given the recent exit of Sprint from Oblio's prepaid products and other changes in the competitive landscape, our team concluded that a unique opportunity existed for the emergence of a seasoned and experienced Tier One partner," said Bryan Chance, President and Chief Executive Officer of Titan Global Holdings. "The new management in AT&T's prepaid group created the environment for Oblio to resolve its USF disputes with AT&T and set a course for a renewed and beneficial strategic relationship. We are hopeful we will complete a new comprehensive strategic agreement with AT&T in the coming weeks."

Oblio is poised to exploit AT&T's network prowess and experience in prepaid products with Oblio's proven distribution channels and operations. Oblio's management has identified significant business development opportunities for revenue and earnings acceleration through AT&T prepaid products.

"The settlement between Oblio and AT&T will result in a one time gain of approximately $7.2 million. This gain will be recognized in the first quarter of fiscal 2008," said Scott Hensell, Chief Financial Officer of Titan Global Holdings. "The planned resumption of our relationship with AT&T will pave the way for continued revenue and earnings growth in our Communications unit."

Previously Titan announced it can use its cumulative net operating losses ("NOL's") against the net income generated from Oblio. Pursuant to Internal Revenue Service regulations, Titan's qualified NOL's are preserved and available against net income from the Oblio unit. The one time gain from this settlement will be offset by Titan's NOL's. Therefore, one hundred percent (100%) of the recovery has been applied for reduction of Oblio's trade debt.

About Titan Global Holdings

Titan Global Holdings, Inc. is a high-growth diversified holding company with a dynamic portfolio of companies engaged in emerging telecommunications markets, advanced technologies and energy. In its last fiscal year Titan generated in excess of $109 million in revenues on a consolidated basis.

Titan's Oblio Telecom Inc. ("Oblio") telecommunications subsidiary, based in Richardson, Texas, is a market leader in prepaid telecommunications products and the second largest publicly-owned international telecommunications company focused on the prepaid space. Oblio leverages strategic agreements with Tier 1 telecommunications leaders Sprint and Level3 to supply its brand-name prepaid calling cards. Annually Oblio sells an estimated 35 million of its brand-name prepaid calling cards through its established distribution channels estimated at more than 60,000 retail outlets.

Titan Wireless, Inc. ("T Wireless") is Titan's wireless subsidiary and is a mobile virtual network operator ("MVNO"). T Wireless sells its MVNO prepaid wireless products and wireless services through Oblio's established distribution channels. Titan's Electronics and Homeland Security division specializes in advanced manufacturing processes to provide commercial production runs and quick-turn delivery of printed circuit board prototypes for high-margin markets including Homeland Security and high-tech clients.

For more information, please visit: www.titanglobalholdings.com. For investor-specific information and resources, visit
http://www.trilogy-capital.com/tcp/titan/ or http://www.b2i.us/irpass.asp?BzID=1314&to=ea&s=0. To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/titan/quote.html. To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/titan/factsheet.html.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

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